LEASE

This is a Lease between KTBB PROPERTIES, LLC, hereinafter referred to as "Landlord," and ALPHA POINT TECHNOLOGY, INC, hereinafter referred to as "Tenant," dated as of ~~Oct 23~~ 30 ~~11~~, 2008.

(CM) BB 10/30/08

WITNESSETH:

That Landlord, in consideration of the rentals hereinafter reserved and the covenants and conditions herein undertaken by tenant, hereby, leases, lets and demises to Tenant, and Tenant hereby leases and hires from Landlord the real property described as 5245 Office Park Blvd, Unit 102, approx 1,000 sq ft. Bradenton, Fl, together with all improvements located thereon, and all of Landlord's easements and privileges appertaining to or used in connection therewith, hereinafter referred to as the "Premises."

Tenant additionally is granted the nonexclusive right in common with Landlord and other tenants of the building to use such common areas appurtenant to the building ("Building") as may be designated by Landlord from time to time, including all halls, lobbies, lavatories, parking areas and sidewalks, if any. All of such common areas shall be subject to Landlord's sole and exclusive control and shall be operated in such manner as Landlord in its discretion may determine.

1. **TERM**- The term of this lease shall be for a period of One year with option to renew (1) years and shall commence on the 30th day of October, 2008, and shall terminate on the last day of October, 20 09

2. **COMMENCEMENT DATE** - the 30th day of October, 20 08, and shall terminate on the last day of October 2009. **Rent will be prorated to the first of the month and shall be due on the first of every month.**

3. **RENTAL RATE SCHEDULE – Tenant shall have an option to renew for an additional 1 year at $1,300.00 gross+ sales tax.**

P.O. Box 51904 Sarasota, FL 34232

4. **RENTAL** - Tenant agrees to pay to Landlord, as rental hereunder, the annual sum of Thirteen Thousand Two Hundred and no/100 Dollars gross + sales tax, payable in consecutive monthly installments of $1,100.00 + sales tax each, together with any Pro Rata tax imposed by the State of Florida on rentals, commencing on the 30th day of October, 2008 and payable in advance on the first day of each month thereafter at: P. O. Box, Sarasota, Fl., 34276, or such other address as Landlord shall hereafter designate in writing. The first months rent shall be paid in advance. If a term starts in the middle of the month, rent shall be prorated to the first of the month and thereafter Tenant shall pay on the first of each month in advance. Tenant shall also pay monthly all applicable Pro Rata sales, use and excise taxes in addition to any and all other taxes and assessments. Landlord hereby acknowledges receipt of the first month's rent. In the event Landlord has not received the full amount of any rent payment by the end of Ten (10) days from the date it is due, Tenant shall pay a late charge to Landlord. The amount of the charge will be $150.00. The late charge shall be due and payable immediately but shall be paid only once on each late payment.

5. **SECURITY DEPOSIT** - Landlord hereby acknowledges receipt from Tenant of the sum of ($1,000.00 and tenant shall be responsible for cleaning carpet and paint touch up at end of lease), to be held by Landlord throughout the term of this Lease and any renewal or extension thereof. The security deposit is not held in an interest bearing escrow account. Upon Tenant's default under any term or provision of this Lease, Landlord may apply the same in liquidation of any installment of rental or additional rental then due, or in liquidation of any Landlord's damages and Tenant shall replenish the same within five (5) days of Landlord's demand for such replenishment; and Landlord shall not thereby waive any right or remedy available to Landlord under his Lease or by law with respect to such default. Tenant shall pay any rental, additional rental, or other charges hereunder when the same becomes due and payable, then the same shall bear interest at the maximum rate permitted by law from time to time. The security deposit shall not be used as last month's rent. Tenant agrees that Landlord may commingle said sum with other monies of Landlord and that Landlord shall be entitled to retain all interest, if any, earned thereon.

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~~**6. RENTAL REDETERMINATION** - Commencing on the N/A Anniversary Date of this Lease and adjusted each Anniversary date thereafter the rental hereunder shall be increased by the percentage, if any, of increase in the Consumer Price Index as of such Anniversary Date over that which existed on the commencement of the term of this Lease; provided, however, that said increase shall not exceed five percent (5%) per annum. Such increase shall be determined by Landlord who shall notify Tenant thereof. Tenant shall pay the increased rental to Landlord for the period of time elapsing between the Anniversary Date and notice of such increase upon request by Landlord. Thereafter the increase shall be payable equally with the regular rental payments. In no event shall the rent be less than the rent applicable for the previous year of this Lease increased by four percent (4%) per annum. "Consumer Price Index" shall mean the Consumer Price Index as now published by the U.S. Bureau of Labor Statistics under the caption: "United States City Average for Urban Wage Earners and Clerical Workers All Items," or any revision or equivalent thereof hereafter published by that Bureau, or if there ceases to be any such publication, any substantially equivalent Price Index generally recognized as authoritative, designated by Landlord.~~

~~**7. TAXES** Tenant hereby agrees to pay to Landlord as additional rental hereunder Tenant's pro rata share of any increase in the amount of real property taxes and assessments that may be levied or assessed against the land and Building of which the premises constitutes a part by any lawful authority during the term of this Lease and any extension or renewal thereof, for each calendar year during the term of this Lease and any extension of renewal thereof over and above the amount of real property taxes and assessments assessed in the first full taxable year following the Commencement Date. Landlord and Tenant agree that Tenant's pro rata share of any such increase shall be per cent, N/A . (%) Tenant's pro rata share of any increase in taxes and assessments for the calendar year in which the term of this Lease expires or terminates shall survive the termination of this Lease. Tenant's pro rata share of any such increase shall be due and payable to Landlord within ten (10) days after written demand.~~

8. LANDLORD'S INSURANCE - Landlord at its own cost and expense shall maintain policies of casualty, flood and liability insurance on the building in such amount as the Landlord deems reasonably necessary.

~~**8. LANDLORD'S INSURANCE - Landlord at its own cost and expense shall maintain polies of casualty, flood and liability insurance on the building in such amount as Landlord deems reasonably necessary**Landlord shall maintain policies of casualty, flood and liability insurance on the Building in such amount as Landlord deems reasonably necessary. Tenant hereby agrees to pay to Landlord as additional rental hereunder Tenant's pro rata share of any increase in the cost of said insurance for each Lease Year during the term of this Lease and any renewal or extension thereof, over the cost of said insurance during the First Lease Year. Tenant's pro rata share of any such increase shall be ________ percent, (%). Tenant's pro rata share of any increase in said insurance for the calendar year in which the term of this Lease expires or terminates shall survive the termination of this Lease. Tenant's pro rata share of any such increase shall be due and payable to Landlord within ten (10) days after written demand.~~

9. CONDITION OF PREMISES - The Premises are leased subject to any and all conditions that an accurate examination of the Premises would disclose, Tenant agreeing to indemnify Landlord against any injury or damage to persons, tangible personal property, or to the operation of Tenant's business resulting from the condition of the Premises.,

10. ALTERATIONS AND IMPROVEMENTS BY TENANT- Landlord agrees that Tenant may make, at its own expense, any minor non-structural alterations, repairs, replacements or additions to the Premises, provided:

(a)Any such alterations, repairs, replacements or additions shall not lessen the value of the Building as it shall be at the commencement of this Lease; and,

(b)Tenant shall perform such alterations, repairs, replacements or additions, in accordance with the statutes, ordinances, rules, regulations and orders of all public or quasi-public

authorities having jurisdiction thereof and in accordance with the rules and regulations of the local board of Fire Insurance Underwriters; and,

(c)The Premises shall at all times be kept free and clear of all mechanic's, materialmen's, labor or other liens or claims of liens, and Tenant agrees to indemnify and save harmless Landlord from all claims, demands and liability, including damage to person or property arising out of or in connection with any such work; and,

(d)At all reasonable times during the progress of such construction work, Landlord or persons authorized by Landlord, shall have the right to go upon the Premises for the purpose of inspecting the construction work then in progress; and,

(e)Tenant shall at the expiration of the term of the Lease, and at Tenant's expense, remove any partitions constructed by Tenant, upon request by Landlord. If Tenant performs any painting or wallpapering without the approval of Landlord, Tenant, at Tenant's expense, at the expiration of the term of this Lease, shall be responsible to immediately remove and replace the affected areas into their original condition or Landlord, in Landlord's sole discretion, may effectuate the same at Tenant's expense

Tenant covenants and agrees with Landlord that Tenant shall not make any material additions or alterations or structural changes in or about the Premises, without first submitting plans and specifications thereof to Landlord, and obtaining the written approval of Landlord, in Landlord's sole and absolute discretion. Upon obtaining such written approval, Tenant may make such additions or alterations at Tenant's sole cost and expense and subject to the obligations of sub-paragraphs (a) - (e) above, inclusive, and providing that such additions or alterations do not damage the Building or endanger its support or stability. Such additions, alterations, or improvements (except trade fixtures), put in at the expense of Tenant, as aforesaid, shall be and become a part of the Premises at the termination of this Lease, and become, therefore the property of Landlord. Tenant shall have the right to remove Tenant's trade fixtures prior to the expiration date of this Lease; provided the walls, floors and ceilings are restored to the condition existing on the date of commencement of this Lease. In the event that Tenant does not remove Tenant's trade fixtures prior to the expiration date of this Lease, Landlord shall have the right, but not the obligation, to do so, at Tenant's expense and which such expense may be deducted by Landlord from Tenant's deposit.

Nothing in this Lease shall be construed as in any way constituting a consent or request by Landlord, expressed or implied, by inference or otherwise, to any contractor, sub-contractor, laborer, or materialman for the performance of any labor or the furnishing of any materials for any specific or general improvement, alteration or repair of or to the Premises or to the Building, any buildings or improvements thereon or to any part thereof. Pursuant to Florida Statutes, §713.10, it is the intent of the parties hereto that Landlord's interest in the Premises shall not be subject to any liens filed because of Tenant's failure to make payments in connection with the Buiding, any buildings or improvements installed or constructed on the Premises.

Tenant further acknowledges that, under the ADA, any structural alteration to the Premises must comply with accessibility standards set forth in the rules promulgated by the Department of Justice, 28 C.F.R. §36.101, et seq. In the event Tenant makes any structural alteration to the Premises which would require compliance with Title III of the ADA and the accessibility standards promulgated by the Department of Justice, Tenant agrees to design and build such structural alterations and to make any other changes to any portion of the Building, common area or parking area in which the Premises are located or which are affiliated with the Premises which are necessitated by such structural alterations, so as to comply with the ADA and the accessibility standards. Tenant hereby agrees to indemnify and hold Landlord harmless from and against any and all liabilities, claims, demands, expenses, fees, fines, penalties, suits, proceedings, actions and causes of action of any and every kind and nature arising or growing out of or in any way connected with any structural alteration of the Premises by Tenant.

11. SIGNS - The exclusive right is reserved by Landlord to control the exterior appearance of the Premises and the Building including, but not limited to, all signs, decoration, lettering and advertising visible from the exterior of the Premises of the Building (including those on the interior or on windows or doors), shades, awning, window coverings, or anything whatsoever affecting the visual appearance of the Building. The sign shall be erected and maintained by the Tenant. Any such sign or signs must comply with all rules, regulations, laws, statutes and ordinances and/or applicable governmental authorities, and must be erected and maintained so as to not cause damage to the Building or the Premises.

12. LIENS PROHIBITED - Tenant shall not permit any liens to attach to any interest in the Premises or labor, services, or materials furnished thereto pursuant to a contract with Tenant; and, in the event such liens do attach, Tenant agrees to pay and discharge the same forthwith without limitation of the foregoing. Landlord may transfer such lien to a bond posted by Landlord pursuant to the provisions OC Chapter 713, Florida Statues, and notifies all persons and entities that any liens claimed by any party as the result of improving the Premises pursuant to a contract with Tenant, or with any person other than Landlord, shall extend to, and only to, the right, title and interest in and to the Premises, if any, or the person contracting for such improvements. This paragraph shall be construed so as to prohibit, in accordance with the provisions of Chapter 713, Florida Statutes, the interest of the Landlord in the Premises being subject to any lien for any improvements made by Tenant or any other person on the Premises.

13. UTILITIES - Tenant shall pay for all utility services supplied to the Premises for the benefit of Tenant.. Tenant shall pay all charges for water..

14. REPAIRS - Tenant will keep the interior of the Premises, including plumbing, air conditioning and electrical service serving the Premises, in good repair and in clean and sanitary condition during the term of this Lease and any renewal terms, at Tenant's expense, and will comply with all governmental ordinances and directions of proper public officers in connection with such maintenance during the term of this Lease, and at the end of said term and/or any renewal term hereof, as the case may be, will yield up the Premises to Landlord in good condition, ordinary wear and tear, decay and damage by the elements only excepted. Tenant further agrees to maintain all glass, including plate glass and any special glass, store front or equipment, at its expense, and shall replace the same with glass of the same size and quality in the event of breakage or damage to any such glass. Tenant shall replace all light bulbs, balusters, plumbing mtce, smoke detectors, fire extinguishers, exit lights in suite and A/C service contract. Landlord agrees at its own expense, to maintain the foundation, exterior walls and roof of the Premises, reasonable wear and tear excepted and except for any portion thereof; where Tenant has remodeled or modified or installed fixtures and equipment in the same. Notwithstanding the foregoing to the contrary, Tenant shall be responsible for all maintenance, replacements and/or repairs necessitated by the negligent, reckless or intentional act of Tenant, its agents, contractors, employees, licensees or invitees. Tenant must deliver prior written notice detailing the requested work to be performed by Landlord hereunder prior to Landlord's obligation to do so within a reasonable time frame. Tenant shall be responsible for making any changes to the Premises required to bring the Premises into compliance with any governmental regulations including, but not limited to, the Americans with Disabilities Act and the Clean Air Act. If Tenant neglects or refuses promptly to make any repairs or perform any maintenance required by this paragraph, Landlord may perform the same on Tenant's behalf and Tenant shall reimburse Landlord for all cost and expenses incurred, together with interest thereon at the highest rate permitted by law until paid upon demand. Landlord's exercise of Landlord's rights hereunder shall in no way be construed as to constitute a waiver by Landlord of Tenant's default necessitating such exercise by Landlord.

15. MAINTENANCE, REPAIR AND REPLACEMENT OF PREMISES - The parties acknowledge that this is a Gross Lease. Tenant shall be wholly responsible for all repair, maintenance and replacement of all improvements now existing or hereafter constructed upon the Premises by Tenant or forming a part thereof at any time during the term of this Lease and shall be responsible for making any changes to the Premises required to bring the Premises into compliance with any governmental regulations including, but not limited to, the Americans with Disabilities Act and the Clean Air Act. Tenant does hereby covenant to keep the Premises and all such improvements in good repair and in clean and sanitary condition during the term of this Lease and will comply with all governmental ordinances and directions of proper public officers in connection with such repair, maintenance and replacement during the term of this Lease and will yield up the

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Premises at the end of the term in good condition, ordinary wear and tear only excepted. If Tenant neglects or refuses promptly to make any repairs or perform any maintenance required by this paragraph, Landlord may perform the same on Tenant's behalf and Tenant shall reimburse Landlord for all cost and expenses incurred, together with interest thereon at the highest rate permitted by law until paid upon demand. Landlord's exercise of Landlord's rights hereunder shall in no way be construed as to constitute a waiver by Landlord of Tenant's default necessitating such exercise by Landlord.

16. INSURANCE - At all times subsequent to the commencement date of the term of this Lease and during the full term, Tenant shall keep the Premises covered, at Tenant's sole cost and expense by the following types of insurance:

A. Fire and extended coverage multi-peril insurance in an amount equal to 100% of the full replacement cost of all improvements on the Premises made by tenant and all of Tenant's furniture, fixtures and equipment located on the Premises. Any policy providing such coverage shall contain the so called special coverage all risk endorsement and the full replacement cost endorsement.

B. Claims for personal injury or property damage under a policy of general public liability insurance with limits of at least One Million and No/100 Dollars ($1,000,000.00) in respect to bodily injury and One Million and No/100 Dollars ($1,000,000.00) for property damage and One Million and No/100 Dollars ($1,000,000.00) per accident.

~~C. Flood insurance in the maximum coverage available.~~

D. Plate glass insurance on the Premises in an amount sufficient to cover the value of the plate glass which is located on the Premises.

E. Workmen's compensation insurance.

F. Against such other hazards and in such amounts as the holder of any mortgage to which this Lease is subordinate may from time to time require.

All insurance required to be maintained by Tenant shall be effected by valid and enforceable policies issued by insurers licensed to do business in the State of Florida, countersigned by an agent licensed to do business in Florida and of recognized responsibility satisfactory to Landlord. Within fifteen (15) days after the commencement of the term of this Lease, Tenant shall promptly deliver to Landlord the original policies as specified above and within fifteen (15) days after the premium of each such policy shall become due and payable, such premium shall be paid by Tenant and Landlord shall be furnished with satisfactory evidence of such payment.

All policies of insurance required to be maintained by Tenant shall name Tenant and Landlord as the insured's as their respective interests may appear. If Landlord so requires, the policies of insurance provided for above shall be payable to the holder of any mortgage, as the interest of such holder may appear, pursuant to a standard mortgagee clause. All such policies shall, to the extent obtainable, provide that any loss shall be payable to Landlord or to the holder of any mortgage notwithstanding any act or omission of Tenant (other than non-payment of premiums) which might otherwise result in forfeiture of such insurance. All such policies shall, to the extent obtainable, contain an agreement by the insurers that such policies shall not be cancelled without at least ten (10) days' prior written notice to Landlord and to the holder of any mortgage to whom loss hereunder may be payable.

16. LICENSE, FEES AND TAXES - Tenant shall pay all state, county, municipal, occupational or other licenses, fees and taxes which may be imposed upon the business or occupation of Tenant conducted on or from the Premises and shall pay any tax imposed by the State of Florida on rentals.

17. INDEMNITY - Tenant shall defend, indemnify, and hold Landlord harmless of and from any and all losses, damages, claims, liability and expenses whatsoever, including reasonable attorney's fees, arising from Tenant's use of the Premises, or from the conduct of Tenant's business, or from any activity, work or things done, permitted, or suffered by Tenant, his agents, employees, contractors, or invitees, in or about the Premises, or elsewhere, or from any negligence of Tenant, his agent, contractors, employees or invitees. Landlord shall not be liable to Tenant, or any employee,

agent, contractor or invitees of Tenant, for any injury or damage to person or property for any reason whatsoever unless Landlord's gross negligence is the primary cause of such loss or injury and, with respect to said injury or damage it has been caused by a defect in the Premises, and Landlord shall have received written notice of the existence of the same and shall have had a reasonable time in which to correct the same.

18. DESTRUCTION BY CASUALTY - In the event of damage or destruction to the Premises by fire or other cause, Landlord shall have the option to repair or restore the same (exclusive of Tenant's fixtures, equipment, signs, tenant improvements and any items installed in or affixed to the Premises as a part of Tenant's work, which shall be promptly repaired, replaced or restored by Tenant, at Tenant's sole cost and expense), as the case may be, at Landlord's expense, or to terminate this Lease, returning unearned rental monies to Tenant thereupon, Landlord to notify Tenant of the option selected by Landlord within thirty (30) days after such event. If Landlord exercises the option to repair or restore the Premises, the Premises shall be in character and appearance, equal to the Premises damaged or destroyed. It is further agreed that in the event of such damage or destruction, and the exercise of Landlord's option to repair the same, that this Lease shall continue in full force and effect, but if such damage or destruction shall be of such extent that Premises are untenantable, then rent shall be abated for the period of such repair in proportion to the Premises made untenantable. In no event shall the rent abate if the damage or destruction is caused by the willful act or negligence of Tenant, its agent, employees or invitees.

19. CONDEMNATION - In the event that any portion of the Premises or all of the Premises are taken under condemnation proceedings, or by sale under threat of condemnation, Tenant shall have no right to any portion of the condemnation award. If the portion of the Premises taken is such that Tenant is not materially affected in the conduct of Tenant's business, then this Lease shall continue in full force and effect with no abatement of rentals to be paid hereunder as though such property was not taken. If, on the other hand, the taking of a portion of the Premises is such as to materially affect the conduct of Tenant's business, then and in that event, Tenant shall have the right to an equitable abatement of rent hereunder. If Landlord and Tenant cannot agree on an equitable rental reduction, then the same shall be referred to a panel of three (3) arbitrators, one of whom is appointed by each party, and the third appointed by the first two arbitrators, who shall meet within ten (10) days of appointment and then and there determine a fair reduced rental, both parties covenanting and agreeing to be bound by the arbitration decision. In the event that the portion or amount of property taken by condemnation or by sale under threat of condemnation is such as to preclude Tenant from effectively conducting Tenant's business, then Tenant shall have the right to cancel and terminate this Lease which said right shall be exercised, if at all, by Tenant so notifying Landlord within fifteen (15) days after the taking or conveyance of the property.

20. USE - Tenant hereby covenants and agrees to use the Premises continuously as an office_________. Tenant shall not use the Premises for any other use of purpose whatsoever, without Landlord's prior written consent, which consent may be withheld or denied in Landlord's sole and absolute discretion. Tenant additionally, covenants not to perform, or permit its agents, employees, contractors, or invitees to perform any act on the Premises prohibited by law nor omit to perform any act required by law in connection with use of the Premises including all building, housing fire, health codes and regulations; not to use or maintain the Premises in such a manner as to constitute an actionable nuisance to Landlord or any third party; and not to commit or permit waste of the Premises. Tenant shall not use or do anything in or about the Premises that will increase the insurance rates with respect to the Premises or the Building. Tenant agrees to pay to Landlord as additional rental any increase in premiums for any insurance carried by Landlord on the Premises or the Building resulting from the business carried on in the Premises by Tenant or the manner in which Tenant carries on such business. Upon termination of the Lease, Tenant shall surrender the Premises in a broom clean condition and in as good a condition as exists upon the completion of Tenant's work, excepting only reasonable wear and tear and casualty damage.

21. TENANT TO OBSERVE LAWS, RULES AND REGULATIONS - With the exception of any provisions herein to the contrary, Tenant agrees, insofar as applicable to Tenant's responsibility during the term of this Lease, to promptly observe, comply with and execute at its own cost and

expense all present and future laws, rules, requirements, orders, directions, ordinances, and regulations, of any and all governmental authorities or agencies, bureaus, boards or officials, and of any Board of Fire Underwriters relating to the Premises and/or the use thereof by Tenant.

Tenant, however, may contest, review or appeal from all governmental laws, rules, requirements, orders, directions, ordinances or regulations, provided Tenant shall, prior to contesting the same, notify Landlord in writing of its intention to do so, and shall guarantee to Landlord that its title or other interest in the Premises shall not be divested nor shall there be any seizure, destruction, alteration or other interference with the Premises by any governmental authority, and provided that all such proceedings shall be promptly commenced by Tenant and diligently prosecuted by Tenant at its expense to a speedy and final conclusion.

In the event Tenant contaminates the Premises or any adjacent property with hazardous waste in connection with its use of the Premises, Tenant agrees to hold harmless and indemnify Landlord, and Landlord's successors and assigns from any and all claims, suits, actions, debts, damages, costs, charges, and expenses, including attorneys' fees, paralegals' fees, legal assistants' fees and costs, and against all liability, losses and damages of any nature whatsoever, that Landlord may at any time sustain by reason of any such contamination.

22. ENTRY UPON PREMISES - Tenant agrees that Landlord may at any reasonable time or times during the business hours of Tenant, enter upon the Premises for the purpose of inspecting the same, preventing waste thereto, or to make necessary repairs where Landlord is obligated to make such repairs, showing the Premises to prospective purchasers or discharging any duty imposed upon Landlord by this Lease or by law or where Tenant is delinquent in making repairs it is obligated to make. Landlord shall have the right to enter the Premises to show the Premises to prospective Tenants with prior verbal notice at reasonable hours.

Tenant agrees to permit Landlord and Landlord's agents, sixty (60) days prior to the expiration of the term hereby granted, to place in one or more conspicuous places upon the exterior of the Premises, signs advertising the Premises "For Sale" and "To Let," provided that said signs shall not obstruct the windows of or entrances to the Premises or otherwise interfere with the operation of Tenant's business.

Tenant further agrees to allow Landlord to enter upon the Premises at all reasonable times for the purpose of installing or servicing electrical wiring, telephone cables, water and sewer lines, or other similar transmission lines, which cross the Premises for the purpose of rendering service to adjacent property.

23. ADDITIONAL RENTAL/RENTAL INCREASE - All costs, expenses, and obligations of Tenant under this Lease, including but not limited to late charges for late rental as set forth in Paragraph 4. hereof, ~~the CAM charges as set forth in Paragraph 27. hereof, Tenant's pro-rata share of Landlord's increase in taxes as set forth in Paragraph 5. hereof and Tenant's pro-rata share of Landlord's increase in insurance as set forth in Paragraph 8. hereof~~, together with all interest and penalties thereon, required to be paid by Tenant under this Lease, and all expenses Landlord incurs because of Tenant's default under any of the terms or conditions of this Lease, including reasonable attorney's fees, shall be deemed rental. Without limitation of the generality of the foregoing, Tenant hereby covenants to pay, discharge, defend, indemnify and hold Landlord harmless of any from the following costs, expenses, and obligations as the same becomes due:

(a) All utilities furnished to the Premises during the term of this Lease and any renewal or extension hereof. Tenant pays for water and waste management.

(b) All charges for labor, services and materials used in connection with any improvements or repairs to the Premises, which are undertaken by Tenant.

(c) All taxes and assessments now or hereafter taxes, assessed, imposed or levied by law upon all fixtures and personal property of Tenant placed on, attached to, or used in connection with Premises, including but not limited to, all items installed in or affixed to the Premises as a part of Tenant's work.

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~~(d) Tenant's pro-rata share of increases in taxes, as provided in Paragraphs 5 hereof and insurance, as provided in Paragraph 8. hereof.~~

(e) All sales and excise taxes imposed by law on the rental, additional rental and other charges and services due to the Landlord from Tenant hereunder.

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Under Tenant's default in payment of performance of any cost, expense or obligation imposed upon Tenant by the terms of Lease or by law, Landlord may pay, perform and discharge the same, together with all interest and penalties thereon, without prejudice to Landlord's rights and remedies as reserved herein or provided by law, and the same, together with interest thereon at the maximum rate from time to time permitted by law until paid, shall be due and payable to Landlord upon demand.

24. PERFORMANCE BY LANDLORD OF TENANT'S OBLIGATIONS - In the event Landlord shall pay or be compelled to pay a sum of money, or to do any act which requires the payment of any money, by reason of the failure of Tenant to perform one or more of the covenants herein contained to be kept and performed by Tenant, then in such event, the sum or sums so paid by Landlord, together with all interest, expense or obligations incurred by Landlord, shall be considered as additional rent and shall be added to the rent becoming due for the next month and shall be collectible in the same manner and with the same remedies as if they had been rents originally reserved.

25. SUBORDINATION - This Lease shall be subject and subordinate at all times to the lien of any mortgage or mortgages, now encumbering the Premises, or which Landlord may at any time place against the Premises, or the land or the Building of which the Premises constitutes a part. Tenant agrees to execute such documents as may be requested by any mortgagee to evidence the subordination contained herein. Upon the transfer of any or all of Landlord's interest in this Lease or the Premises, or both, regardless of whether such transfer is characterized as voluntary or by operation of law, conditional or unconditional, absolute or as security for performance of any obligation, Tenant agrees to promptly execute, acknowledge and deliver to such transferee, upon the absolute transfer of the reversion to any party assuming Landlord's obligations hereunder, the person or entity executing this Lease as Landlord shall thereupon be relieved of any and all further obligations to Tenant hereunder.

Tenant agrees to provide at any time, within ten (10) days of Landlord's written request, a statement certifying that this Lease is unmodified and in full force and effect or, if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications, and the dates to which the rent and other charges have been paid in advance, if any. It is intended that any such statement delivered pursuant to this paragraph may be relied upon by any prospective purchaser or mortgagee of the Premises.

If Tenant fails to execute and deliver any such certificate within fifteen (15) days after such request, then (i) such failure shall constitute a material default by Tenant under this Lease, and in such event Tenant agrees to pay to Landlord as liquidated damages therefore (and in addition to all equitable remedies available to Landlord) an amount equal to $150.00 per day for each day that Tenant fails to so deliver such certificate to Landlord after the expiration of the fifteen (15) day period, and (ii) Tenant irrevocably appoints Landlord as its attorney-in-fact, in Tenant's name, to execute such instrument.

26. ASSIGNMENTS AND SUBLETTING – No provision of this Lease shall be construed as to grant Tenant the power to make an assignment or sublease. Tenant shall not sublet the Premises or assign this Lease without the written consent of Landlord, which consent shall not be unreasonably withheld or delay. Landlord agrees not to withhold such consent unreasonably, except that any transfer of any of Tenant's interest in this Lease or of the Premises by operation of law, regardless of whether said transfer is characterized as voluntary or involuntary, shall be construed as an assignment prohibited by this paragraph. No assignment or sublease nor acceptance of rent from any assignee or subtenant, nor any other dealings of the Landlord with any assignee or subtenant shall in any manner release Tenant from the payment of rent and the due performance of all the terms, covenants and conditions contained in this Lease

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If Tenant shall assign or sublet the Premises, or any part thereof, having first obtained Landlord's consent, at a rent in excess of the rent due and payable by Tenant under the Lease, said excess rent shall become Landlord's and be paid to Landlord promptly when due under any such assignment or subletting as additional rent hereunder; however, Landlord shall not be responsible for any deficiency if Tenant shall assign or sublet the Premises or any part thereof at a rent less than that provided for herein.

~~**27. COMMON AREA MAINTENANCE** - Tenant agrees to pay to Landlord, at the time and in the manner of payment of rent, ______ percent (%), which shall be calculation of the Common Area Maintenance costs of the Building in which the Premises are located and surrounding land. Common Area Maintenance costs shall include all costs incurred by Landlord for the benefit of tenants in the Building in which the Premises are located, including but not limited to maintenance of the parking areas, signs, lawn, lighting of the common areas, insurance premiums and taxes relative to the common areas.~~

28. BUILDING AND PARKING REGULATIONS - Tenant hereby covenants and agrees at all times during the term of this Lease to comply with and observe all rules and regulations that the Landlord may from time to time adopt for the protection of Landlord and other tenants of the Building, including parking regulations.

29. HOLDING OVER - Should Tenant hold over in possession after the expiration or termination of this Lease without Landlord's permission, such continued possession shall not be construed as a renewal of this Lease, but upon acceptance of rent by Landlord after the termination hereof, shall be construed as a tenancy at will from month to month subject to all terms and provisions hereof.

30.

31. DEFAULT - Tenant shall be deemed in default of its obligation under this Lease upon the occurrence of any of the following:

(a) Tenant's default in payment of any rental after Ten (10) days past due date and upon an additional 10 day written notice to tenant.

(b) Tenant's continued default in performance of any other covenant, promise of obligation of this Lease for a period of more than thirty (30) days after delivery of written notice.

(c) The bankruptcy of, or appointment of a receiver or trustee for, Tenant.

(d) Tenant's voluntarily petitioning for relief under or otherwise seeking the benefit of any bankruptcy, reorganization or insolvency law.

(e) The sale of Tenant's interest under this Lease by execution or other legal process.

(f) Tenant's abandonment of the Premises during the term of this Lease or any extension or renewal thereof. Tenant's non-occupancy of the Premises for a period of thirty (30) days shall be conclusively deemed abandonment.

(g) The seizure, sequestration of impounding by virtue or under authority of any legal proceeding of any of the personal property or fixtures of Tenant used in or incident to the operation of the Premises.

(h) Tenant ceases its business operation on the Premises.

32. COVENANTS AS TO BREACH AND REMEDIES - In addition to default by Tenant in any of Tenant's promises or covenants hereunder, either (a) the appointment of a receiver to take possession of all, or substantially all, of Tenant's property, or (b) a general assignment by Tenant for the benefit of creditors, or (c) any action taken or suffered by Tenant under any insolvency or bankruptcy act, shall also constitute a breach of this Lease by Tenant.

In the event of breach of this Lease by Tenant, or in the event of abandonment or renunciation of this Lease by Tenant before the expiration of the term hereof, Landlord may:

A. Treat this Lease as terminated and resume possession of the Premises, having immediate right of reentry, and may remove all persons and property from the Premises, and may store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant; or

B. Landlord may retake possession of the Premises for the account of Tenant and relet the Premises, or any part thereof, for such term or terms and at such rental and upon such other terms and conditions as Landlord may deem advisable, in which event the rents received by Landlord from reletting shall be applied first to the payment of such expense as Landlord may be put to in reentering and reletting the Premises, including, without limitation, broker's commissions, advertising costs, expenses of remodeling the Premises as required by the reletting, and like costs, and then to the payment of the rent due and to become due under this Lease, the balance, if any shall be paid over to Tenant, who shall remain liable for any deficiency; or

C. Landlord may stand by and do nothing and shall have the right to sue Tenant as each installment of rent matures, or accelerate the balance of installments due and sue for same.

No such re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease, unless written notice of such intention be given to Tenant, or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination Landlord may, at any time thereafter, elect to terminate this Lease for any breach, and in addition to any other remedies it may have, it may recover from Tenant all damages that it may incur by reason of such breach including the cost of recovering the Premises.

In the event Tenant defaults or breaches any of the terms, conditions or promises of Tenant herein contained, and Landlord is put to the necessity of employing an attorney in order to collect any sum or sums of money which may be due by reason of such default, or otherwise take such steps or legal action as may be necessary to enforce such terms, conditions or promises, then Tenant agrees to pay reasonable attorneys' fees, paralegals' fees, legal assistants' fees and court costs and expenses in connection therewith.

BY SIGNING THIS LEASE, TENANT AGREES THAT UPON SURRENDER OR ABANDONMENT, AS DEFINED BY THE FLORIDA STATUTES, LANDLORD SHALL NOT BE LIABLE OR RESPONSIBLE FOR STORAGE OR DISPOSITION OF TENANT'S PERSONAL PROPERTY.
TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT WHICH TENANT MAY HAVE UNDER FLORIDA STATUTES, §83.20, OR ANY SUCCESSOR OR REPLACEMENT STATUTE OR AMENDMENT OR MODIFICATION THERETO, OR UNDER ANY OTHER LOCAL, STATE OR FEDERAL LAW, ORDINANCE, BY-LAW, RULE OR REGULATION (TO THE EXTENT WAIVABLE) TO RECEIVE ADVANCE NOTICE OF ANY DEFAULT OR ANY OPPORTUNITY TO CURE SAID DEFAULT. TENANT'S RIGHTS IN THE EVENT OF DEFAULT SHALL BE LIMITED TO THE RIGHTS, IF ANY, SET FORTH ON THIS LEASE.

33. WAIVER - In the event Landlord does not insist on a strict performance of any of the terms and conditions hereof, such shall not be deemed a waiver of the rights or remedies that Landlord shall have to insist upon strict performance of any such terms or conditions in the future or any other conditions and terms of this Lease.

34. COSTS OF ENFORCEMENT - In the event that Landlord shall hire an attorney to enforce any provision of this Lease or bring an action to recover any sum due hereunder or bring an action for any breach hereunder and shall obtain a judgment in its favor, Landlord shall be entitled to

recover all costs and expenses incurred, including reasonable attorney's fees prior to trial, at trial and on appeal.

35. NOTICES - All notices to be given to Tenant shall be given in writing, personally, or by depositing the same in the United States Mails, certified or registered, return receipt requested, postage prepaid and addressed to Tenant at the Premises. Notices to be given to Landlord shall be given in a like manner and addressed to Landlord **at KTBB PROPERTIES, LLC, at PO BOX 51904,. Sarasota, Florida 34232-0315,** or such other address as Landlord shall hereafter designate in writing. Notice shall be deemed to have been given upon receipt if given by personal delivery or three (3) days after deposit in the mail if mailed.

36. SURRENDER - The voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies or, at the option of Landlord, may operate as an assignment to it of any or all such subleases or subtenancies.

37. SUCCESSORS AND ASSIGNS - The covenants contained herein shall bind, and the benefits hereof shall inure to, the respective heirs, personal representatives, successors, and permitted assigns of the parties hereto, jointly and severally. Unless the context requires otherwise, the singular shall be construed to include the plural and vice versa.

38. PERSONAL LIABILITY - The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to the proceeds of sale on execution of the interest of the Landlord in the Building and the land of which Premises constitutes a part, and Landlord shall not be personally liable for any deficiency. This paragraph shall not be deemed to limit or deny any remedies, which Tenant may have in the event of default hereunder, which do not involve the personal liability of Landlord.

39. INVALIDITY OF ANY PROVISIONS - If any term, covenant, condition or provision of this Lease shall be held to any extent to be invalid or unenforceable under applicable law, the remaining terms, covenants, conditions and provisions of this Lease shall not be affected thereby but shall remain in full force and effect.

40. MISCELLANEOUS - The masculine, feminine or neuter gender, wherever used herein, shall be deemed to include the masculine, feminine and neuter whenever and wherever applicable herein. Whenever the singular is used it shall be deemed to include the plural whenever and wherever applicable herein.

41. HAZARDOUS WASTE - Tenant agrees that the Premises shall not be used for the discharge or storage of any Hazardous Substance as defined in any federal, state or local statute, rule, regulation or ordinance. Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any and all losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys' fees, paralegals' fees and legal assistants' fees, costs of any settlement or judgment in claims of any and every kind, whatsoever paid, incurred or suffered by, or served against Landlord by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from the Premises, in connection with Tenant's operations thereon, of any Hazardous Substance, including any such loss or liability arising under the Comprehensive Environmental Response, Compensation and Liability Act, and any similar federal, state or local laws or ordinances. If Tenant receives any notice of: (i) the happening of any material event involving the escape, seepage, leakage, spillage, discharge, emission, release or clean up of any Hazardous Substance on the Premises in connection with Tenant's operations thereon, or (ii) any complaint, order, citation, or material notice with regard to air emission, water discharge or any other environmental health or safety matter affecting Tenant (an "environmental complaint") from any person or entity, Tenant shall immediately notify Landlord orally and in writing of said notice. Any breach of any warranty or representation contained in this paragraph shall be an event of default under the Lease, which, if not cured within thirty (30) days of notice thereof, shall entitle Landlord to exercise any and all remedies provided in the Lease or otherwise provided by law; provided, however, Landlord agrees that if the remedy or such default cannot be reasonably achieved within said thirty (30) day period, then Tenant shall have such further time as is reasonable under the circumstances to effect such remedy provided that Tenant shall notify Landlord within the thirty (30)

day curative period of the necessity for additional time and provided further that Tenant shall institute immediate steps to effect such remedy and shall continuously and diligently pursue such remedy to completion.

42. REQUIRED STATEMENT - Florida Statute §404.056(7) requires the following statement to be included in this Lease: RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

43. WAIVER OF JURY TRIAL - Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other or any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, and/or claim of injury or damage.

44. RELATIONSHIP OF THE PARTIES - Nothing herein contained shall be deemed or construed as creating the relationship of principal and agent or of partnership or joint venture between Landlord and Tenant; it being understood and agreed that neither the method of computing rent nor any other provision contained herein nor any acts of Landlord and Tenant shall be deemed to create any relationship between the parties other than that of Landlord and Tenant.

45. SMOKE DETECTION DEVICES - Tenant does hereby waive Tenant's right, pursuant to Florida Statutes, §83.51, to require Landlord to install working smoke detection devices in the Premises. Tenant specifically recognizes that the Premises do not contain working smoke detection devices.

46. OCCUPANCY DATE- Tenant shall furnish Landlord/Manager copy of insurance, last and security deposit, and then Tenant has approval to occupy premises. Tenant accepts 'Build-out 'as is'.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

SIGNATURES WITNESSED BY:

KTBB PROPERTIES, LLC
By: [signature]
Britany Baugher, Mgr

[signature]
Print Name: Edua Ginzyrida

[signature]
Print Name: Lily Behrends

Dated this 30rd day of October, 2008.

WITNESSES:

782410v.5

Gr

Print Name: Gerald Lefendre Sr

ALPHA POINT TECHNOLOGY, INC (Tenant)

By: ______________________

Gary MacLeod President

As Its: President

Print Name: Lily Behrends

Print Name: Lily Behrends

By: ______________________

Print Name: ______________________

As Its: ______________________

Print Name: ______________________

Addendum "A"

1. The sidewalks, entrances, passages, corridors, halls and stairways shall not be encumbered or obstructed by a Tenant, agents, employees or visitors or be used by them for any purpose other than for ingress and egress to and from the Premises.

2. The toilets, lavatories and kitchen sink shall not be used for any purpose other than those for which they were constructed. No sweepings, rubbish, coffee or other substances shall be thrown therein. All damages and repairs resulting from any misuse shall be borne by the Tenant, who or whose employees, agents, licensees, invitees or visitors shall have caused the same.

3. No Tenant shall mark, paint (unless approved by Landlord) puncture, drill into or in any way deface any part of the Premises of the Building of which they form a part except with the written consent of Landlord. Hanging pictures on the walls are permissible. At termination of lease Tenant will have the walls returned to it's same existing color throughout.

4. No awnings or other projections shall be attached to the outside walls of the Building unless approval by Landlord in writing. Window coverings/blinds, shades and color shall be approved by landlord.

5. A Building directory and/or sign is the expense of the Tenant and must be approved by Landlord.

Date 10/30/08

Tenant Alpha Point Technology, Inc.
ALPHA POINT TECHNOLOGY, INC

Tenant ______________________